Exhibit 10.2

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”), is entered into this 31st day of March, 2009 by and between Glenn R. Wienkoop, an individual (“Wienkoop”), and MSC.Software Corporation, a Delaware corporation (“MSC”).

WHEREAS, Wienkoop has been employed as the President and Chief Operating Officer of MSC since August, 2005, and

WHEREAS, Wienkoop and MSC have mutually agreed to terminate Wienkoop’s employment relationship with MSC upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Wienkoop and and MSC agree as follows:

1. Termination. Wienkoop’s position as an officer, director, employee, member, manager and in any other capacity with MSC and each of its affiliates terminated effective March 11, 2009 (“Separation Date”), and all benefits and perquisites of employment ceased as of the Separation Date. All payments due to Wienkoop from MSC shall be determined under the applicable provisions of this Separation Agreement. Except for the payments referred to in the next sentence, Wienkoop acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, commissions, or other wages), usual benefits and accrued but unused vacation through the Separation Date and that all payments due to Wienkoop from MSC after the Separation Date shall be determined under this Separation Agreement. On or before April 15, 2009, MSC will pay Wienkoop (1) One Hundred Fifty Three Thousand Three Hundred Thirty Three Dollars ($153,333), less standard withholding and authorized deductions, as a bonus for 2008, and (2) Five Hundred Dollars ($500), less standard withholding and authorized deductions, for a television and couch left by Wienkoop at a residential property in Newport Beach, California provided to him by MSC (the “Newport Beach Residence”). Wienkoop will not be entitled to any bonus with respect to 2009. In addition, MSC will reimburse Wienkoop for his reasonable expenses incurred in packing and shipping his household goods and vehicles from the Newport Beach Residence; provided, however, that in no event shall the maximum aggregate amount of such reimbursement exceed Five Thousand Dollars ($5,000) and provided, further, that any such reimbursement shall be contingent upon Wienkoop’s submitting to MSC a valid receipt documenting the related expense not more than thirty (30) days after such expense was incurred.

2. Severance Benefit. MSC shall pay as severance pay to Wienkoop the amount of Three Hundred and Ninety Eight Thousand Two Hundred and Sixty Eight dollars ($398,268.00), less standard withholding and authorized deductions (the “Severance Amount”). Such Severance Amount shall be shall be paid in twelve (12) substantially equal monthly installments, with the first such installment to be paid not later than April 30, 2009. In addition, during the twelve-month period following the Separation Date, MSC shall either pay or reimburse Wienkoop for one hundred percent (100%) of Wienkoop’s premiums to continue for such period under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) the same or reasonably equivalent medical coverage for Wienkoop (and, if applicable, Wienkoop’s eligible dependents) as in effect immediately prior to the Separation Date. For each such month, Wienkoop shall also be entitled to continued supplemental medical benefit coverage under MSC’s executive medical benefit program as in effect immediately prior to the Separation Date. (The Severance Amount and the health benefits provided under the preceding two sentences are collectively referred to as the “Severance Benefit.”) A listing of all of Wienkoop’s equity awards vested as of the Separation Date is listed on Exhibit A attached hereto (to the extent so vested, the “Vested Equity Awards”). Wienkoop has no rights with respect to any other equity awards granted by MSC. Schedule

A also sets forth the aggregate balance of Wienkoop’s nonqualified deferred compensation account as of December 31, 2008, which account (as adjusted through the date of final distribution) shall be paid out in accordance with the terms of MSC’s nonqualified deferred compensation plan (the “Deferred Compensation Benefit”). Wienkoop specifically acknowledges and agrees that he is entitled to receive no severance pay or other benefits pursuant to any severance plan or policy of MSC or any of its affiliates.

3. Release. Wienkoop on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges MSC and each of its parents, subsidiaries and affiliates, past and present (together, the “Company Group”), as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way related to his service as an officer, director, employee, member or manager of any member of the Company Group, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any member of the Company Group, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement related to Wienkoop’s employment or service with any member of the Company Group, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) any obligation created by or arising out of this Separation Agreement for which receipt or satisfaction has not been acknowledged, (2) any right to indemnification that Wienkoop may have pursuant to MSC’s Bylaws or its certificate of incorporation with respect to any loss, damages or expenses (including but not limited to attorneys’ fees) that Wienkoop may in the future incur with respect to his service as an employee, officer or director of MSC or any of its subsidiaries or affiliates, (3) with respect to any rights that Wienkoop may have to insurance coverage for such losses, damages or expenses under any MSC directors and officers liability insurance policy, (4) any right with respect to the Vested Equity Awards pursuant to the written equity-based award agreements entered into by and between MSC and Wienkoop before the Separation Date to the extent that such right continues after the Separation Date in accordance with the terms of the award, (5) the right of Wienkoop to obtain contribution as permitted by law in the event of an entry of judgment against Wienkoop as a result of any act or failure to act for which Wienkoop and MSC are jointly liable, (6) any rights to continued medical coverage that Wienkoop may have under COBRA, (7) any rights to payment of benefits that Wienkoop may have under a retirement plan sponsored or maintained by MSC that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, and (8) Wienkoop’s right to receive payment of the Deferred Compensation Benefit.

4. 1542 Waiver. It is the intention of Wienkoop in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Wienkoop hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Wienkoop acknowledges that he may hereafter discover claims or facts in addition to or different from those which Wienkoop now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Wienkoop hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Wienkoop acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

5. ADEA Waiver. Wienkoop expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement. Wienkoop further expressly acknowledges and agrees that:

a.	In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

b.	He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

c.	He was given a copy of this Separation Agreement on March 27, 2009 and informed that he had twenty-one (21) days within which to consider this Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B; and

d.	He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

6. No Transferred Claims. Wienkoop warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold MSC and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

7. Removal of Certain Property; Return of Property. Wienkoop acknowledges that an automobile belonging to him is currently located (if not heretofore removed by Wienkoop) at the Newport Beach Residence. Wienkoop agrees to remove such vehicle from the property (if not already so removed) within thirty (30) days following the date hereof. If such vehicle has not been removed from the property within such 30-day period, MSC will arrange to have such vehicle removed and placed in storage at Wienkoop’s expense. In no event will MSC have any liability (for expenses, damage or otherwise) with respect to such vehicle (while it is located at the Newport Beach Residence, being transported, in storage or otherwise). Wienkoop represents and warrants that he has returned to MSC all keys to Newport Beach Residence that were ever in his possession, that he has not permitted any other person to retain or duplicate any such key, and that to his knowledge no person (other than a person continuing in the employ of MSC after the date hereof) is currently in possession of such a key. Wienkoop represents and warrants that he has not removed from Newport Beach Residence any furnishings or other property other than his own personal possessions. Wienkoop represents and warrants that he has not taken, or otherwise caused or permitted there to be taken, and to his knowledge there has not been taken, from Newport Beach Residence any furnishings or other property paid for by MSC (including any such property which Wienkoop or another individual may have initially purchased but for which such individual received reimbursement from MSC). Wienkoop represents and warrants that he has truthfully and faithfully accounted for and delivered to MSC all property belonging to MSC or any of its subsidiaries or other affiliates. If property belonging to MSC or any of its subsidiaries or other affiliates is determined to be in Wienkoop’s possession or has been transferred by Wienkoop to any other person without MSC’s consent, Wienkoop shall immediately deliver or cause there to be delivered to MSC all such property and, if not so returned, MSC shall (without limiting any of MSC’s other rights or remedies in the circumstances) be entitled to offset any payments remaining due to Wienkoop under Section 2 of this Separation Agreement by MSC’s cost to replace such property. Wienkoop is, however, permitted to retain his personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to his compensation or relating to the reimbursement of expenses, personal information that he reasonably believes are needed for tax purposes and copies of MSC’s compensatory plans, programs and agreements relating to his compensation as an employee.

8. Non-Competition. Wienkoop acknowledges and recognizes the highly competitive nature of MSC’s businesses, the amount of sensitive and confidential information involved in the discharge of Wienkoop’s position with MSC, and the harm to MSC that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, Wienkoop hereby expressly agrees as follows:

a.

As a result of the particular nature of Wienkoop’s relationship with MSC, in the capacities identified earlier in this Separation Agreement, for the longer of (a) 12 months following the Separation Date or (b) any period that Wienkoop is receiving payments pursuant to Section 2, Wienkoop hereby agrees that he will not, directly or indirectly, (i) engage in any business for Wienkoop’s own account or derive any material economic benefit from any business that competes with the business of MSC or any of its affiliates (MSC and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) other than in the performance of his duties hereunder, interfere with business relationships (whether formed before or after the Separation Date) between MSC, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group for the purpose of competing, or allowing a third party to compete, with the business of any entity of the Company Group. For purposes of this Separation Agreement, businesses in competition with the Company Group shall include, without limitation, each of the following: (i) businesses in which any entity within the Company Group actively participates; (ii) businesses in which any entity within the Company Group has identified (and which is known to Wienkoop or William J. Weyand or reasonably should be known by one or both of them) as being a potential target for a strategic transaction (such as an acquisition of all or a portion of such business, a merger or purchase of stock or other equity interests in such business, a joint venture, or a technology or other asset purchase); (iii) any person or business negotiating (either now or at the time Wienkoop proposes to commence any such relationship) a transaction with MSC that reasonably could (if consummated) result in Change in Control Event (as such term is defined in MSC’s 2006 Performance Incentive Plan); and (iv) any businesses which any entity within the Company Group has specific plans to actively participate in the future if Wienkoop is aware of such plans, whether or not such entity has commenced such operations.

b.	Notwithstanding anything to the contrary in this Separation Agreement, Wienkoop may, directly or indirectly, own, solely as an investment, (x) securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Wienkoop (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own two percent (2%) or more of any class of securities of such person or (y) which is a mutual fund or similar investment vehicle.

9. Confidentiality. As a material part of the consideration for MSC’s commitment to the terms of this Separation Agreement, Wienkoop hereby agrees that Wienkoop will not at any time knowingly disclose, disclose in a fashion that Wienkoop reasonably should know the consequences of such disclosure, or use for Wienkoop’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of Wienkoop’s breach of this covenant. Wienkoop further agrees that Wienkoop will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group. Notwithstanding the foregoing, the provisions of this Section 9 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Wienkoop to disclose or make available such information, provided, however that Wienkoop shall promptly notify MSC in writing upon receiving a request for such information, or (ii) with respect to any other litigation, arbitration or mediation involving this Separation Agreement, including but not limited to enforcement of this Separation Agreement.

10. Anti-solicitation. Wienkoop promises and agrees that for a period of one (1) year from the Separation Date, Wienkoop will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group; provided, however, that following the Term, the participation in, or ownership of, a competitive business shall not, in and of itself, be deemed to be material interference under this Section 10.

11. Soliciting Employees. Wienkoop promises and agrees that for a period of one (1) year from the Separation Date, Wienkoop will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12. Non-Disparagement. Wienkoop agrees that he will not (1) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, MSC or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or (2) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of MSC or any of its affiliates. Nothing in this Section 12 shall in any way prohibit Wienkoop from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any applicable securities exchange or similar self-regulatory organization.

13. Return of Property. Wienkoop agrees to truthfully and faithfully account for and deliver to MSC all property belonging to MSC, any other entity in the Company Group, or any of their respective affiliates, which Wienkoop may receive from or on account of MSC, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Term, or MSC’s demand, Wienkoop shall immediately deliver to MSC all such property belonging to MSC, any other entity in the Company Group, or any of their respective affiliates. Anything to the contrary notwithstanding, nothing in this Section 13 shall prevent Wienkoop from retaining his personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to his compensation or relating to the reimbursement of expenses, personal information that he reasonably believes are needed for tax purposes and copies of MSC’s compensatory plans, programs and agreements relating to his compensation as an employee.

14. Withholding Taxes. Notwithstanding anything else herein to the contrary, MSC may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Separation Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

15. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the other’s consent, assign or transfer this Separation Agreement or any rights or obligations hereunder; provided, however , that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of MSC with or to any other individual(s) or entity, this Separation Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of MSC hereunder, provided that the obligations hereunder are assumed, either by law or contract, by such transferee or successor.

16. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Separation Agreement are for the purpose of convenience only, and they neither form a part of this Separation Agreement nor are they to be used in the construction or interpretation thereof.

18. Notice.

(A) All notices, requests, demands and other communications required or permitted under this Separation Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i) if to MSC :

MSC.Software Corporation

2 MacArthur Place

Santa Ana, California 92707

Attn: Board of Directors

(ii ) if to Wienkoop :

Glenn R. Wienkoop

1251 Ida Street

Cincinnati, Ohio 45202

(B) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19. Miscellaneous.

(A) Successors. This Separation Agreement is personal to Wienkoop and shall not, without the prior written consent of MSC, be assignable by Wienkoop. This Separation Agreement shall inure to the benefit of and be binding upon MSC and its respective successors and assigns and any such successor or assignee shall be deemed substituted for MSC under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of MSC or to which MSC assigns this Separation Agreement by operation of law or otherwise.

(B) Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(C) Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Wienkoop and the Chief Legal Officer of MSC or his designee, or an officer authorized by the Board of Directors of MSC.

(D) Complete Agreement. This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Wienkoop’s relationship with MSC and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters. Any representation, promise or agreement not specifically included in this Separation Agreement or the Confidentiality Agreement shall not be binding upon or enforceable against either party. This Separation Agreement constitutes an integrated agreement. Notwithstanding the preceding provisions of this Section 19(D), MSC’s rights under the Employee Confidentiality and Inventions Agreement executed by Wienkoop on August 15, 2005 (the “Inventions Agreement”), and any written equity-based award agreement entered into by and between MSC and Wienkoop before the Separation Date pursuant to which Wienkoop has rights that continue after the Separation Date in accordance with the terms of the award are each outside of the scope of the foregoing provisions of this Section 19(D) and shall continue in effect in accordance with their terms. The Severance Compensation Agreement executed by Wienkoop on May 28, 2008 is terminated as of the Separation Date and Wienkoop shall have no further rights thereunder.

(E) Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

(F) Choice of Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of Ohio, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio without regard to principles of conflict of laws.

(G) Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(H) Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(I) Arbitration. Any controversy arising out of or relating to this Separation Agreement, the enforcement or interpretation of this Separation Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Separation Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to final and binding arbitration, to be held in Orange County, California before a sole neutral arbitrator; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 19(I). The parties agree that MSC shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party will bear its own attorney’s fees and costs (other than forum costs associated with the arbitration which in any event shall be paid by MSC).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 19(I), Wienkoop and MSC acknowledge that any breach of any of the covenants or provisions contained in this Separation Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in this Separation Agreement or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of this Separation Agreement.

(J) Advice of Counsel. In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

(K) Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

(L) Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

(M) Taxes. Other than MSC’s obligation to withhold taxes as required by law or regulation, Wienkoop shall be solely responsible for any taxes due as a result of the payment of the Severance Benefit and other benefits to be provided to Wienkoop pursuant to Section 2. Wienkoop will defend and indemnify MSC and each of its affiliates from and against any tax liability that any of them may have with respect to any such payment and against any and all losses or liabilities, including defense costs, arising out of Wienkoop’s failure to pay any taxes due with respect to any such payment.

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 31st day of March 2009.

“Wienkoop”

/s/ Glenn R. Wienkoop
Glenn R. Wienkoop

EXECUTED this 31st day of March 2009.

“MSC”

MSC.Software Corporation,
a Delaware corporation

	By:	/s/ John A. Mongelluzzo
	Its:	Executive Vice President

EXHIBIT A

GLENN R. WIENKOOP

EQUITY AND

NON-QUALIFIED DEFERRED COMPENSATION BALANCES

Non-qualified Vested Stock Options

Number of Options	Option Exercise Price($)	Grant Date
40,000	13.61	07/10/07
206,250	14.30	8/15/05

246,250

Deferred Compensation Account
Balance as of 12/31/08:	$60,180.00

2008 Contribution made in 2009:	25,490.00

	$85,670.00

EXHIBIT B

ACKNOWLEDGMENT AND WAIVER

I, Glenn R. Wienkoop, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Ohio that the foregoing is true and correct.

EXECUTED this 31st day of March 2009, at Orange County, California.

/s/ Glenn R. Wienkoop
Glenn R. Wienkoop